Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM
ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to our reserve estimates as of December 31, 2009, included in the Annual Report on Form 10-K of Bonanza Oil & Gas Inc. for the fiscal year ended December 31, 2009, as well as in the notes to the financial statements included therein.

/s/ Joe C. Neal & Associates
Joe C. Neal & Associates
April 15, 2010